Exhibit 10.3

Deed of Trust dated March 18, 2013
(by Antenna Products Corporation, grantor)

Notice of confidentiality rights: If you are a natural person, you may remove or strike any of the following information from this instrument before it is filed for record in the public records: your Social Security number or your driver’s license number.

DEED OF TRUST

Terms

Date:	March 18, 2013

Grantor:	Antenna Products Corporation, a Texas corporation

Grantor’s Mailing Address:	101 S.E. 25th Avenue
Mineral Wells, Texas 76067

Trustee:	Paul J. Vitanza

Trustee’s Mailing Address:	3815 Lisbon Street
Fort Worth, Tarrant County, Texas 76107

Beneficiary:	QAR Industries, Inc., a Texas corporation

Beneficiary’s Mailing Address:	2204 Vaquero Estates Boulevard
Westlake, Texas 76262
Note Secured:

Date of Note:	March 18, 2013

Maker:	Phazar Corp., a Delaware corporation, Antenna Products Corporation, a Texas corporation, and Thirco, Inc., a Delaware corporation

Original Principal Amount:	$500,000.00

Payee:	QAR Industries, Inc., a Texas corporation

Maturity Date:
The earlier of (i) the unilateral or mutual termination of the transaction contemplated by that certain Agreement and Plan of Merger, entered into by and among Payee, Antenna Products Acquisition Corp., and Phazar as of March 13, 2013 (the “Merger Agreement”); or (ii) that date provided in Subsection 8.1(c) of the Merger Agreement as the outside date for consummation of the transaction under the Merger Agreement, which at the time of the execution of the Merger Agreement is July 31, 2013, as same may be amended from time to time.

Property (including any improvements):  See Exhibit “A” attached hereto.

Prior Lien(s):  None.

Other Exceptions to Conveyance and Warranty: None.

For value received and to secure payment of the Note, Grantor conveys the Property to Trustee in trust.  Grantor warrants and agrees to defend the title to the Property, subject to the other exceptions to conveyance and warranty.  On payment of the Note, this Deed of Trust will have no further effect, and Beneficiary will release it at Grantor’s expense.

Clauses and Covenants

A.           Grantor’s Obligations

Grantor agrees to—

1.           keep the Property in good repair and condition;

2.           pay all taxes and assessments on the Property before delinquency;

3.           defend title to the Property subject to the Other Exceptions to Conveyance and Warranty and preserve the lien’s priority as it is established in this deed of trust;

4.           maintain all insurance coverages with respect to the Property, revenues generated by the Property, and operations on the Property that Beneficiary reasonably requires (“Required Insurance Coverages”), issued by insurers and written on policy forms acceptable to Beneficiary, and deliver evidence of the Required Insurance Coverages in a form acceptable to Beneficiary at least fifteen (15) days before the expiration of the Required Insurance Coverages;

5.           obey all laws, ordinances, and restrictive covenants applicable to the Property;

6.           keep any buildings occupied as required by the Required Insurance Coverages;

7.           if the lien of this Deed of Trust is not a first lien, pay or cause to be paid all prior lien notes and abide by or cause to be abided by all prior lien instruments; and

8.           notify Beneficiary of any change of address.

B.           Beneficiary’s Rights

1.                 Beneficiary may appoint in writing a substitute trustee, succeeding to all rights and responsibilities of Trustee.

2.                 If the proceeds of the Note are used to pay any debt secured by prior liens, Beneficiary is subrogated to all the rights and liens of the holders of any debt so paid.

3.                 Beneficiary may apply any proceeds received under the insurance policy either to reduce the Note or to repair or replace damaged or destroyed improvements covered by the policy.

4.                 Notwithstanding the terms of the Note to the contrary, and unless applicable law prohibits, all payments received by Beneficiary from Maker or Grantor with respect to the Note or this Deed of Trust may, at Beneficiary’s discretion, be applied first to amounts payable under this Deed of Trust and then to amounts due and payable to Beneficiary with respect to the Note, to be applied to late charges, principal, or interest in the order Beneficiary in its discretion determines.

5.                 If Maker and/or Grantor fails to perform any of their obligations, Beneficiary may, but is not obligated to, perform those obligations and be reimbursed by Grantor on demand for any amounts so paid, including attorney’s fees, plus interest on those amounts from the dates of payment at the rate stated in the Note for matured, unpaid amounts.  The amount to be reimbursed will be secured by this Deed of Trust.

6.                 If there is a default on the Note or if Maker and Grantor fails to perform any of their obligations and the default continues after any required notice of the default and the time allowed to cure, Beneficiary may—

a.	declare the unpaid principal balance and earned interest on the Note immediately due;

b.
direct Trustee to foreclose this lien, in which case Beneficiary or Beneficiary’s agent will cause notice of the foreclosure sale to be given as provided by the Texas Property Code as then in effect; and

c.	purchase the Property at any foreclosure sale by offering the highest bid and then have the bid credited on the Note.

7.                 Beneficiary may remedy any default without waiving it and may waive any default without waiving any prior or subsequent default.

C.           Trustee’s Rights and Duties

If directed by Beneficiary to foreclose this lien, Trustee will—

1.                 either personally or by agent give notice of the foreclosure sale as required by the Texas Property Code as then in effect;

2.                 sell and convey all or part of the property “AS IS” to the highest bidder for cash with a general warranty binding Grantor, subject to prior liens and to the other exceptions to conveyance and warranty and without representation or warranty, express or implied, by Trustee;

3.                 from the proceeds of the sale, pay, in this order—

a.	expenses of foreclosure, including a reasonable commission to Trustee;

b.	to Beneficiary, the full amount of principal, interest, attorney’s fees (including fees that Beneficiary charges at its then standard rates for similar work), and other charges due and unpaid;

c.	any amounts required by law to be paid before payment to Grantor; and

d.	to Grantor, any balance; and

4.                 be indemnified, held harmless, and defended by Beneficiary against all costs, expenses, and liabilities incurred by Trustee for acting in the execution or enforcement of the trust created by this Deed of Trust, which includes all court and other costs, including attorney’s fees, incurred by Trustee in defense of any action or proceeding taken against Trustee in that capacity.

D.           General Provisions

1.                 If any of the Property is sold under this Deed of Trust, Grantor must immediately surrender possession to the purchaser.  If Grantor fails to do so, Grantor will become a tenant at sufferance of the purchaser, subject to an action for forcible detainer.

2.                 Recitals in any trustee’s deed conveying the property will be presumed to be true.

3.                 Proceeding under this Deed of Trust, filing suit for foreclosure, or pursuing any other remedy will not constitute an election of remedies.

4.                 This lien will remain superior to liens later created even if the time of payment of all or part of the Note is extended or part of the Property is released.

5.                 Grantor assigns to Beneficiary all amounts payable to or received by Grantor from condemnation of all or part of the Property, from private sale in lieu of condemnation, and from damages caused by public works or construction on or near the Property.  After deducting any expenses incurred, including attorney’s fees and court and other costs, Beneficiary will either release any remaining amounts to Grantor or apply such amounts to reduce the Note.  Beneficiary will not be liable for failure to collect or to exercise diligence in collecting any such amounts.  Grantor will immediately give Beneficiary notice of any actual or threatened proceedings for condemnation of all or part of the Property.

6.                 Grantor collaterally assigns to Beneficiary all present and future rent and other income and receipts from the Property.  Grantor warrants the validity and enforceability of the assignment.  Grantor may as Beneficiary’s licensee collect rent and other income and receipts as long as Grantor is not in default with respect to this Deed of Trust.  If Grantor defaults in payment of the Note or performance of this Deed of Trust, Beneficiary may exercise Beneficiary’s rights with respect to rent under the Texas Property Code as then in effect. Beneficiary neither has nor assumes any obligations as lessor or landlord with respect to any occupant of the Property.  Beneficiary may exercise Beneficiary’s rights and remedies under this paragraph without taking possession of the Property.  Beneficiary will apply all rent and other income and receipts collected under this paragraph first to expenses incurred in exercising Beneficiary’s rights and remedies and then to Grantor’s obligations with respect to the Note and this deed of trust in the order determined by Beneficiary.  Beneficiary is not required to act under this paragraph, and acting under this paragraph does not waive any of Beneficiary’s other rights or remedies.  If Grantor becomes a voluntary or involuntary debtor in bankruptcy, Beneficiary’s filing a proof of claim in bankruptcy will be deemed equivalent to the appointment of a receiver under Texas law.

7.                 Interest on the debt secured by this Deed of Trust will not exceed the maximum amount of nonusurious interest that may be contracted for, taken, reserved, charged, or received under law.  Any interest in excess of that maximum amount will be credited on the principal of the debt or, if that has been paid, refunded.  On any acceleration or required or permitted prepayment, any such excess will be canceled automatically as of the acceleration or prepayment or, if already paid, credited on the principal of the debt or, if the principal of the debt has been paid, refunded.  This provision overrides any conflicting provisions in this and all other instruments concerning the debt.

8.                 In no event may this Deed of Trust secure payment of any debt that may not lawfully be secured by a lien on real estate or create a lien otherwise prohibited by law.

9.                 When the context requires, singular nouns and pronouns include the plural.

10.                 The term Note includes all extensions, modifications, and renewals of the Note and all amounts secured by this Deed of Trust.

11.                 This Deed of Trust binds, benefits, and may be enforced by successors in interest of all parties.

12.                 Grantor and each surety, endorser, and guarantor of the Note waive all demand for payment, presentation for payment, notice of intention to accelerate maturity, notice of acceleration of maturity, protest, and notice of protest, to the extent permitted by law.

13.                 Grantor agrees to pay reasonable attorney’s fees, trustee’s fees, and court and other costs of enforcing Beneficiary’s rights under this Deed of Trust if this Deed of Trust is placed in the hands of an attorney for enforcement.

14.                 If any provision of this Deed of Trust is determined to be invalid or unenforceable, the validity or enforceability of any other provision will not be affected.

GRANTOR:

ANTENNA PRODUCTS CORPORATION, a Texas corporation

By:	/s/ Gary W. Havener
Gary W. Havener, Chairman of the Board

Acknowledged by:

PHAZAR CORP., a Delaware corporation

By:           /s/Gary W. Havener
Gary W. Havener, Chairman of the Board

THIRCO, INC., a Delaware corporation

By:           /s/Gary W. Havener
Gary W. Havener, Chairman of the Board

STATE OF TEXAS                                                              §
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COUNTY OF ___________________	§

This instrument was acknowledged before me on March _____, 2013 by Gary W. Havener, Chairman of the Board of Antenna Products Corporation, a Texas corporation, on behalf of said corporation.

NOTARY PUBLIC, STATE OF TEXAS

STATE OF TEXAS                                                              §
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COUNTY OF ___________________	§

This instrument was acknowledged before me on March _____, 2013 by Gary W. Havener, Chairman of the Board of Phazar Corp., a Delaware corporation, on behalf of said corporation.

NOTARY PUBLIC, STATE OF TEXAS

STATE OF TEXAS                                                              §
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COUNTY OF ___________________	§

This instrument was acknowledged before me on March _____, 2013 by Gary W. Havener, Chairman of the Board of Thirco, Inc., a Delaware corporation, on behalf of said corporation.

NOTARY PUBLIC, STATE OF TEXAS

AFTER RECORDING RETURN TO:
Paul J. Vitanza
Barlow Garsek & Simon, LLP
3815 Lisbon Street
Fort Worth, Texas 76107
817.731.4500

EXHIBIT “A”

Being  9.991 Acres  of  land  out  of  the  Northeast  1/4 of  Section  25,  Block "A", E.O.B., T.·&  P. RR. Survey, Abstract  No. 705, Palo  Pinto  County, Texas; and  further  described by metes and  bounds as follows:
BEGINNING at a 3/8 inch iron rod  set by  fence  corner  post, a distance of 264.48 feet East and 48.4 feet North no degrees 10 minutes  East of the Northwest corner of Oak Ridge Addition  to the City of Mineral Wells, Palo Pinto County, Texas for the southerly southwest and beginning corner of this tract;
THENCE North no degrees 10 minutes East 328.07 feet along fence set 3/8 inch iron rod for an ell corner of this tract;
THENCE North 89 degrees 43.minutes 35 seconds West 263.5 feet set 3/8 inch iron rod in the east right-of-way line of F.M. Highway No. 1821, (S.E. 25th Ave.), for the most westerly southwest corner of this tract;
THENCE North no degrees 19 minutes East 295.2 feet with the east·line of said Highway set 3/8 inch iron rod in the south right-of-way line of the Weatherford-Mineral Wells and Northwestern Railroad for the northwest corner of a certain 17.38 acres tract of land described in Volume 241, Page 181, of the Deed Records of Palo Pinto County, Texas, and the northwest corner of this tract;
THENCE North 71 degrees 08 minutes East 520.75 feet with the south line of said Railroad set 3/8 inch iron rod for the northeast corner of this tract;
THENCE South 18 degrees 52 minutes East 25.37 feet through a sheet metal building set 3/8 inch iron rod by fence post for a corner of this tract;
THENCE South 51 degrees 10 minutes 30 seconds East 316.2 feet along fence set 3/8 inch iron rod by fence corner post for a corner of this tract;
THENCE South no degrees 40 minutes East 564.1 feet  along fence set  3/8 inch iron rod for the southeast corner of this tract;
THENCE South 89 degrees 14 minutes West 493.0 feel along fence to the place of beginning.

The Real Property or its address is commonly known as 101 S.E.25th Ave., Mineral Wells, TX 76067.